                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-12

                             VYSIS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                  VYSIS, INC.
                              3100 WOODCREEK DRIVE
                       DOWNERS GROVE, ILLINOIS 60515-5400

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 31, 2000

    The Annual Meeting of Stockholders ("Annual Meeting") of Vysis, Inc. (the "Company") will be held at the DoubleTree Conference Center, Forum A, located at 2111 Butterfield Road, Downers Grove, Illinois 60515, on May 31, 2000, at
10:00 a.m. for the following purposes:

        1. To elect six directors of the Board of Directors to serve until the next Annual Meeting and until their successors have been elected and qualified; and

        2. To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for determining those stockholders who will be entitled to notice of, and to vote at, the meeting and at any adjournment thereof is April 17, 2000. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company for a period of at least ten days prior to the meeting.

    Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy promptly in the accompanying reply envelope. You may revoke your proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ William E. Murray

                                          William E. Murray
                                          SECRETARY

Downers Grove, Illinois
April 28, 2000

                                  VYSIS, INC.

                                PROXY STATEMENT
                                      FOR
                      2000 ANNUAL MEETING OF STOCKHOLDERS

    These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Vysis, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of the Stockholders (the "Annual Meeting") to be held at 10:00 a.m. on May 31, 2000, at the DoubleTree Conference Center, Forum A, located at 2111 Butterfield Road, Downers Grove, Illinois 60515, and at any adjournments or postponements of the Annual Meeting. These proxy materials will be first mailed to stockholders on or about May 5, 2000.

                         VOTING RIGHTS AND SOLICITATION

VOTING

    Only common stockholders of record on the books of the Company at the close of business on April 17, 2000 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. Each of these stockholders will be entitled to one vote per share. There were outstanding at the close of business on the Record Date 10,070,922 shares of common stock of the Company ("Common Stock"). The presence in person or by proxy of the holders of shares of Common Stock representing a majority of all outstanding shares of Common Stock entitled to vote will constitute a quorum. Votes cast in person or by proxy will be tabulated by inspectors of election appointed for the Annual Meeting who will determine whether a quorum is present.

    Proxies will be voted on the proposals referred to thereon, and presented at the Annual Meeting, in accordance with the stockholder's specifications marked thereon. Stockholders are encouraged to specify their choices on matters to be voted upon. If no specification is made with respect to any such proposal, a proxy will be voted as to such proposal in accordance with the recommendation of the Board of Directors set forth in this Proxy Statement. A proxy may be revoked at any time before it is voted at the meeting by voting in person or by delivering a later dated proxy or a written notice of revocation to the Secretary of the Company so as to be received by the Secretary prior to the vote.

    If a quorum is present, abstentions and broker non-votes will have no effect on the outcome of the election of directors since directors are elected by a plurality of the votes cast.

SOLICITATION OF PROXIES

    The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by directors, officers, or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

GENERAL

    The names of persons who are nominees for director and their positions and offices with the Company are set forth in the table below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees listed below unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. The six nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next Annual Meeting and until their successors have been elected and qualified. Stockholders may not cumulate votes in the election of directors.

                                                POSITIONS AND OFFICES HELD
              NOMINEES                               WITH THE COMPANY
              --------                 --------------------------------------------
John L. Bishop.......................  President, Chief Executive Officer and
                                       Director
Eileen A. Kamerick...................  Director
Kenneth L. Melmon....................  Director
Anthony J. Nocchiero.................  Director
Walter R. Quanstrom..................  Chairman of the Board of Directors
Frank J. Sroka.......................  Director

BUSINESS EXPERIENCE OF DIRECTORS

    Mr. John L. Bishop, 55, has served as President and as a Director since November 1993 and became Chief Executive Officer in February 1996. Mr. Bishop is a Director of the American College of Medical Genetics Foundation, a charitable foundation of the American College of Medical Genetics, focused on funding educational activities related to medical genetic services. From 1991 until November 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a manufacturer of DNA probe diagnostics and therapeutics and, from 1987 until 1991, of Source Scientific Systems, an original equipment manufacturer of automated diagnostic systems. From 1984 until 1986, Mr. Bishop was President and Chief Operating Officer of Gen-Probe, Inc., a developer and manufacturer of DNA probe diagnostics for infectious diseases. From 1968 until 1984, Mr. Bishop held various management positions with American Hospital Supply Company and its affiliates, including a three year assignment in Japan as an Executive Vice President and Chief Executive Officer of International Reagents Corp., a joint venture between American Hospital Supply Company and Green Cross Corporation.

    Eileen A. Kamerick, 41, has been a Director since January 2000.
Ms. Kamerick is Vice President Finance--The Americas of BP Amoco p.l.c.
("BP Amoco") and has held that position since December 31, 1998, the date of the merger between Amoco Corporation ("Amoco") and the former British Petroleum Corporation. Prior to the merger, she held various management positions in the treasury and law departments of Amoco since 1990, most recently as Vice President and Treasurer.

    Kenneth L. Melmon, M.D., 65, has been a Director since September 1997.
Dr. Melmon has been a Scientific Advisory Board member of the Company since August 1994. He is also a director of Epoch, Inc., a biotechnology corporation. Since July 1994 he has been Associate Dean, Postgraduate Medical Education at Stanford University School of Medicine. Dr. Melmon was Associate Chairman, Department of Medicine at the Stanford University School of Medicine from July 1989 to July 1993 and was Chairman, Stanford University Hospital Technology Transfer Program from July 1988 to July 1993. He was Chairman,

Department of Medicine at the Stanford University School of Medicine from 1978 to 1984 and has been Professor of Medicine and Molecular Pharmacology since 1978.

    Anthony J. Nocchiero, 48, has been a Director since June 1999.
Mr. Nocchiero is the Chief Financial Officer of the Chemicals Stream of
BP Amoco and Vice President and Controller, North America of BP Amoco and has held such positions since December 31, 1998, the date of the merger between Amoco and the former British Petroleum Corporation. Prior to the merger, he had worked in various financial management positions for Amoco since 1975, most recently as Vice President and Controller.

    Walter R. Quanstrom, Ph.D., 57, has been a Director since September 1997. Dr. Quanstrom has served as Chairman of the Board of Directors since October 1999 having previously served as Co-Chairman beginning January 1999.
Dr. Quanstrom has been appointed Senior Vice President of Mostardi-Platt, an environmental consulting company, effective May 1, 2000. Prior to his retirement from BP Amoco on April 1, 2000, Dr. Quanstrom was BP Amoco's Group Vice President, HSE, responsible for BP Amoco's medical department, product safety, toxicology, industrial hygiene, environmental conservation and safety since December 1998. Prior to that time he held a similar position with Amoco since 1987. Dr. Quanstrom also served as a director of BP Solarex, a subsidiary of BP Amoco formerly known as Amoco-Enron Solar, which is engaged in the manufacturing and sale of solar cells, from 1987 to October 1999.

    Mr. Frank J. Sroka, J.D., 51, was appointed to the Board of Directors of the Company in September 1993. Mr. Sroka has served as General Attorney for
BP Amoco with responsibility for the legal matters of Amoco Technology Company and its subsidiaries since September 1993. Prior to such position, Mr. Sroka held positions in the Research, Patents & Licensing and Law departments of Amoco since 1970.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During 1999, the Board of Directors held 12 meetings. Each director attended 75% or more of the aggregate meetings of the Board of Directors and the committees on which such director served.

    The Company has two standing Board Committees: The Compensation Committee and the Audit Committee. The Company does not have a nominating committee. Upon the resignation of two of the Company's outside directors in October 1999, the functions formerly performed by the Company's Compensation Committee were assumed by the full Board of Directors. Prior to then, the Compensation Committee met three times during 1999.

    The Audit Committee is responsible for reviewing the Company's financial procedures and controls and for selecting and meeting with the independent auditors. This Committee met twice during 1999. This Committee currently consists of Messrs. Melmon, Noccherio (Chairman) and Sroka.

DIRECTOR COMPENSATION

    Each director who is not an employee of the Company or any subsidiary or affiliate of the Company (an "Outside Director") receives a fee of $2,000 per month and $2,000 per board meeting attended. Under the Company's 1999 Outside Directors Stock Option Plan (the "Directors Plan"), each Outside Director receives, upon election to the Board of Directors for his or her initial term, an option grant with respect to 10,000 shares of Common Stock and, as of the date of each regular annual meeting of the Company's stockholders, each person who is an Outside Director at the close of such meeting receives an option grant with respect to 5,000 shares of Common Stock. All options granted under the Directors Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant and a maximum term of 10 years. None of the remaining directors receive any compensation for serving on the Board of Directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends a vote FOR the nominees listed herein.

                            OWNERSHIP OF SECURITIES

    The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of April 1, 2000 for (i) all persons who are beneficial owners of five percent or more of the Company's Common Stock, (ii) each director, (iii) the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table below (the "Named Executive Officers"), and (iv) all directors and executive officers as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the shares beneficially owned by them.

OWNERSHIP OF COMPANY STOCK

                                                          NUMBER OF
                                                            SHARES
                                                         BENEFICIALLY       PERCENT
NAME                                                       OWNED(1)          OWNED
----                                                     ------------       --------
BP Amoco p.l.c. .......................................   6,662,682(2)        66.2%
  200 East Randolph Drive
  Chicago, Illinois 60601
John L. Bishop.........................................     134,387            1.3%
Alfred H. Ellsworth....................................       9,690           *
Russel K. Enns.........................................      29,656           *
Steven A. Seelig.......................................      65,694           *
Paul J. J. G. Steuperaert..............................           0           *
Eileen A. Kamerick.....................................           0           *
Kenneth L. Melmon......................................      40,117           *
Anthony J. Nocchiero...................................           0           *
Walter R. Quanstrom(3).................................      20,750           *
Frank J. Sroka.........................................           0           *
Directors and Executive Officers as a Group                 326,072            3.1%
  (12 persons).........................................

------------------------

*Less than 1 percent

 (1) The share amounts include those shares as to which the following persons had a right to acquire beneficial ownership by exercising stock options as of April 1, 2000, or within 60 days after that date; Mr. Bishop, 131,387 shares; Mr. Ellsworth, 9,690 shares; Dr. Enns, 29,656 shares;
     Dr. Seelig, 65,694 shares; Dr. Melmon, 40,117 shares; Dr. Quanstrom, 10,000 shares; and all directors and executive officers as a group, 312,322 shares.

 (2) All such shares of Common Stock are owned of record by Amoco Technology Company, an indirect wholly owned subsidiary of BP Amoco.

 (3) Includes 750 shares owned by Dr. Quanstrom's wife.

OWNERSHIP OF BP AMOCO SHARES

    The following table sets forth as of April 1, 2000 the ownership of American depositary shares (each representing six ordinary shares of BP Amoco) by the Company's directors, the Named Executive Officers, and all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the shares beneficially owned by them. The directors and executive officers of Vysis own in the aggregate less than one percent of the ordinary shares of BP Amoco.

                                                               NUMBER SHARES
NAME                                                       BENEFICIALLY OWNED (1)
----                                                       ----------------------
John L. Bishop...........................................              144
Alfred H. Ellsworth......................................                0
Russel K. Enns...........................................                0
Steven A. Seelig.........................................            4,054
Paul J. J. G. Steuperaert................................                0
Eileen A. Kamerick.......................................           17,648
Kenneth L. Melmon........................................                0
Anthony J. Nocchiero.....................................           95,874
Walter R. Quanstrom......................................          219,000
Frank J. Sroka(2)........................................           99,548
Directors and Executive Officers as a Group                        436,268
(12 persons)(2)..........................................

------------------------

 (1) The share amounts include those shares as to which the following persons had a right to acquire beneficial ownership by exercising stock options as of April 1, 2000, or within 60 days after that date; Ms. Kamerick, 16,802 shares; Mr. Nocchiero, 89,478 shares; Dr. Quanstrom,
     172,000 shares; Mr. Sroka, 71,010; and all directors and executive officers as a group, 336,047 shares. Also included are shares owned in the Amoco Performance Share Plan and those allocable to the Amoco Stock Fund accounts of participants in the Amoco Employee Savings Plan as of April 24, 2000.

 (2) Includes 5,472 shares as to which Mr. Sroka shares voting and dispositive authority.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report initial ownership of the Company's Common Stock and any subsequent changes in ownership to the Securities and Exchange Commission ("SEC"). Specific due dates have been established by the SEC, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based solely upon a review of the forms filed by such persons and furnished to the Company, and written representations of such persons, none of such persons failed to file a report on a timely basis during 1999.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the compensation earned, by the Company's Chief Executive Officer and the four other highest-paid executive officers for the 1999 fiscal year, for services rendered in all capacities to the Company and its subsidiaries for each of the last three fiscal years. The individuals included in the table are collectively referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                               ANNUAL COMPENSATION     COMPENSATION AWARDS
                                              ----------------------   -------------------      ALL OTHER
   NAME AND PRINCIPAL POSITION       YEAR      SALARY        BONUS      STOCK OPTIONS(#)     COMPENSATION(1)
   ---------------------------     --------   --------      --------   -------------------   ---------------
John L. Bishop ..................    1999     $250,000       $--            --                    $4,800
President and Chief                  1998     250,385        50,000          320,000(2)            5,000
Executive Officer                    1997     224,035        25,000         --                     4,750

Paul J.J.G. Steuperaert .........    1999     194,622(3)      --              50,000             --
President, European                  1998      70,918(3)      --             100,000(2)          --
Operations (JOINED VYSIS IN
SEPTEMBER 1998)

Steven A. Seelig ................    1999     180,000           400         --                   --
Vice President Research &            1998     162,695         --             200,000(2)          --
Development and                      1997     138,910         --            --                     2,240
Chief Medical Officer

Alfred H. Ellsworth .............    1999     159,408         --              25,000               4,395
Vice President Finance               1998     136,038         --             100,000(2)            3,023
(JOINED VYSIS IN NOVEMBER 1997)      1997      12,597         --              15,000             --

Russel K. Enns ..................    1999     144,000         --              10,000               4,320
Vice President                       1998     147,600         --             200,000(2)            2,215
Regulatory Affairs                   1997     116,654         --              10,949              74,219

------------------------

 (1) Amounts represent the Company's 401(k) contributions made on behalf of each of the named individuals and the reimbursement of 1997 relocation expenses in the amount of $74,219 for Dr. Enns.

 (2) One-half of the total number of options granted during 1998 represent options granted in July 1998 and cancelled in October 1998 in connection with the grant of replacement options.

 (3) Amounts converted from French Francs using average of monthly exchange rates during year.

STOCK OPTIONS

    The following table summarizes options to purchase shares of Common Stock granted during the year ended December 31, 1999 to the Named Executive Officers. The amounts shown as potential realizable values on the options identified in the table are based on assumed annualized rates of appreciation in the price of the Common Stock of five percent and ten percent over the term of the options, as set forth in the rules of the SEC. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock. There can be no assurance that the potential realizable values reflected in this table will be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  % OF TOTAL                           POTENTIAL REALIZABLE
                                                   OPTIONS                               VALUE AT ASSUMED
                                     NUMBER OF     GRANTED                             ANNUAL RATES OF STOCK
                                     SECURITIES       TO                                PRICE APPRECIATION
                                     UNDERLYING   EMPLOYEES                               FOR OPTION TERM
                          DATE OF     OPTIONS     IN FISCAL    EXERCISE   EXPIRATION   ---------------------
          NAME             GRANT     GRANTED(1)      YEAR       PRICE        DATE         5%          10%
          ----            --------   ----------   ----------   --------   ----------   ---------   ---------
John L. Bishop..........     --         --          --           --          --         $ --        $ --
Paul J. J. G.
  Steuperaert...........   6/29/99     50,000         6.9%       $3.75      6/29/09     117,918     298,827
Steven A. Seelig........     --         --          --           --          --           --          --
Alfred H. Ellsworth.....    5/5/99     25,000         3.4        2.94        5/5/09      46,224     117,140
Russel K. Enns..........    5/5/99     10,000         1.4        2.94        5/5/09      18,490      46,856

------------------------

 (1) All of the options listed in the foregoing table become exercisable in increments following (A) the achievement by the Company of sustained profitability (defined as two consecutive quarters of positive net earnings) and (B) the completion of specified product milestones, but in no event later than the ninth anniversary of the date of grant. In addition, upon the occurrence of a Change in Control (as defined in the 1998 Long Term Incentive Plan) all of the options will become fully exercisable. In the case of certain events constituting a Change in Control that involve a person acquiring 40% or more of the combined voting power of all of the Company's outstanding securities, a holder of an option may elect to receive the value of such option in cash.

    The following table below sets forth information with respect to the Named Executive Officers concerning their exercise of options during 1999 and the unexercised options held by them as of the end of 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES
                              NUMBER OF                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               SHARES                        OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              ACQUIRED     VALUE          DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                 ON       REALIZED   ---------------------------   ---------------------------
            NAME              EXERCISE      ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              ---------   --------   -----------   -------------   -----------   -------------
John L. Bishop..............     --         --         131,387        160,000        $406,643       $--
Paul J. J. G. Steuperaert...     --         --          --            100,000          --            --
Steven A. Seelig............     --         --          65,694        100,000         203,323        --
Alfred H. Ellsworth.........     --         --           8,127         81,873          --            17,125
Russel K. Enns..............     --         --          28,515        114,332          67,774         6,850

------------------------

 (1) Based on the closing price of the Common Stock on December 31, 1999 of $3.625 per share.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

    None of the Company's Named Executive Officers have employment, change in control, or severance agreements with the Company, and their employment may be terminated at any time by the Board of Directors. Pursuant to the terms of the option agreements entered into during 1998 and 1999 in connection with options granted under the Company's 1998 Long Term Incentive Plan, payments may be made to each of the Named Executive Officers holding such options following a change in control. See "--Stock Options."

COMPENSATION COMMITTEE REPORT

    The compensation for the Company's executive officers is set by the Board of Directors. Prior to October 1999, this was done after consideration of the Compensation Committee's recommendations. Prior to October 1999, the Stock Option Subcommittee of the Compensation Committee had exclusive responsibility for the administration of the 1998 Long Term Incentive Plan under which awards may be made to executive officers. Beginning in October 1999, this responsibility was assumed by the full Board of Directors.

    EXECUTIVE COMPENSATION PROGRAMS

    The Company's executive compensation programs, which contain no special perquisites, consist of three principal elements: base salary, cash bonus, and stock options. The Company's objective is to emphasize incentive compensation in the form of stock option grants, rather than base salary or cash bonuses. The Board of Directors sets the annual base salary for executives. Prior to October 1999, the Board of Directors made its decisions after consideration of the recommendations of the Compensation Committee. Before making its recommendations, the Compensation Committee reviewed historical compensation levels of the executives, evaluated past performance, and assessed expected future contributions of the executives. The Board of Directors continues to take these factors into account. In making determinations regarding base salaries, the Company considers generally available information regarding salaries prevailing in the industry but does not tie salaries to any particular indices.

    The Company does not maintain any formal incentive bonus plan under which its executive officers are paid cash bonuses. The Board of Directors determines any cash bonus. Prior to October 1999, this determination was made in light of the Compensation Committee's recommendations. Before making its recommendations on any cash bonus, the Compensation Committee reviewed overall Company financial and operating performance, the performance of each executive officer and each executive officer's individual contributions. The Board of Directors continues to take these factors into account.

    The Company relies upon long-term incentives through stock option grants as an integral part of the Company's executive officer compensation program. The Company generally makes option grants to executive officers on the date of hire and periodically thereafter. Stock option grants are instrumental in promoting the alignment of long-term interests between the Company's executive officers and stockholders, because the executives realize gains only if the stock price increases over the fair market value at the date of grant and the executives exercise their options. As part of this program, the Company's stockholders approved in July 1998, the Company's 1998 Long Term Incentive Plan, which provides for option grants to executive officers and management. Option grants were approved in 1998 by the Stock Option Subcommittee of the Compensation Committee under the 1998 Long Term Incentive Plan to each of the executive officers. In determining the amount of such grants, the Stock Option Subcommittee considered each executive officer's expected contributions to the future growth of the Company, the responsibilities of each executive officer, and grants to other executives in the industry holding comparable positions as well as the executive's position within the Company.

    Under the Company's 1996 Stock Incentive Plan, the predecessor to the 1998 Long Term Incentive Plan, all option grants to executive officers vest in monthly increments over a four year period. In contrast, all stock option grants made under the 1998 Long Term Incentive Plan during 1998, as well as all stock option grants made during 1999 to the Named Executive Officers, contained vesting provisions explicitly tied to the future financial and operating performance of the Company in order to provide close alignment between executive performance and stockholder benefit. In particular, these vesting provisions first conditioned the vesting of the option grants upon the Company achieving sustained profitability, defined as two consecutive quarters in which the Company's revenues exceeded expenses of the business. Second, as an additional condition, the vesting of the option grants was proportionally tied to the Company's commercial introduction of specified clinical products and major research products. These vesting provisions are intended to provide appropriate alignment between executive performance and stockholder value.

    COMPENSATION DEDUCTIBILITY

    Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of the corporation. This provision permits exclusions of certain forms of "performance based compensation" from the compensation taken into account for the purposes of that limit.

    In general, compensation attributable to stock options granted under the 1998 Long Term Incentive Plan would qualify as "performance based compensation" and therefore be excluded from this deduction limitation. However, one requirement that such option grants must meet to qualify is that they be awarded by a committee consisting solely of "outside directors" as defined by applicable U.S. Treasury regulations. Following the October 1999 resignation of two of the Company's outside directors, the full Board of Directors assumed the responsibilities of the Compensation Committee, including responsibility for awarding options under the 1998 Long Term Incentive Plan. During the remainder of 1999 the Board of Directors awarded options to purchase an aggregate of 210,000 shares of common stock to nine employees (none of whom were executive officers named in the foregoing compensation table). As a result, the compensation attributable to these option grants would not qualify as "performance based compensation" and would be included in determining whether compensation exceeded the one million dollar limit in the year the option is exercised, assuming that the option holder was one of the five most highly compensated executive officers of the Company at that time. The Board of Directors concluded that the incentive aspects of the grants to these employees outweighed the potential limit on the Company's deduction of compensation paid to them.

    The Board of Directors believes that, although it is desirable for executive compensation to be tax deductible for the Company, whenever in the Board's judgment tax deductibility would not be consistent with objectives for the particular compensation, the Company should compensate its executive officers fairly in accordance with the guidelines discussed in this report and not be unduly limited by the anticipated tax treatment. Accordingly, the total compensation paid to an executive officer in any year may exceed the amount that is deductible. The Board of Directors will continue to assess the impact of
Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Bishop's compensation was determined in accordance with the factors described above applicable to executive officers generally. For the fiscal year ended December 31, 1999, Mr. Bishop's base salary was not increased from his salary for 1998, and he did not receive a cash bonus or the grant of any stock options.

                             THE BOARD OF DIRECTORS
                             JOHN L. BISHOP
                             EILEEN A. KAMERICK
                             KENNETH L. MELMON
                             ANTHONY J. NOCCHIERO
                             WALTER R. QUANSTROM
                             FRANK J. SROKA

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to October 1999, the Compensation Committee consisted of William M. Bartlett, Walter R. Quanstrom and Richard C. Williams. During the last completed fiscal year, no executive officer of the Company served as a director or member of the compensation committee (or other board committee performing an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

                               PERFORMANCE GRAPH

    The following performance graph compares changes, for the periods indicated, in the Cumulative Total Return on an investment in Common Stock with (i) the Standard & Poor's 500 Stock Index (the "S&P 500") and (ii) the NASDAQ Biotechnology Index (the "Peer Group").

    The comparison reflects the investment of $100 on February 5, 1998, and the reinvestment of dividends, in each of Common Stock, the S&P 500 and the Peer Group. "Cumulative Total Return" on a share of Common Stock, the S&P 500 and the Peer Group is measured by dividing (a) the sum of (i) the cumulative amount of dividends for the period of February 5, 1998 through December 31, 1999 (assuming the reinvestment of dividends over such period), and (ii) the difference between the price of a share of Common Stock, the S&P 500 and the Peer Group, respectively, at February 5, 1998, and each fiscal year-end date through December 31, 1999 by (b) the price of a share of Common Stock, the S&P 500 and the Peer Group, respectively, at February 5, 1998.

                                FEBRUARY 5, 1998   DECEMBER 31, 1998   DECEMBER 31, 1999
                                ----------------   -----------------   -----------------
Vysis, Inc....................        $100              $ 44.60             $ 30.21
S&P 500.......................        $100              $124.19             $146.41
Nasdaq Biotechnology..........        $100              $141.78             $285.88

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Under state tax laws in a number of states, including Illinois (the state in which much of the Company's business is taxed), the Company is required by law to be included in BP Amoco's unitary state tax returns as long as BP Amoco owns or controls 50 percent or more of the voting equity of the Company. Under a tax sharing agreement between the Company and BP Amoco, the Company pays BP Amoco, or BP Amoco pays the Company, as the case may be, an amount determined on the basis of a comparison between the actual combined tax liability of BP Amoco and the liability that would have arisen had the Company been excluded from BP Amoco's unitary returns. As a result of the Company's 1998 losses being included in BP Amoco's unitary state filings, the Company received a $30,000 state tax benefit payment from BP Amoco.

    Immediately prior to the completion of its initial public offering in 1998, Vysis entered into a registration rights agreement (the "Registration Agreement") with BP Amoco pursuant to which Vysis granted BP Amoco registration rights under the Securities Act of 1933 as amended (the "Securities Act") with respect to the shares of Common Stock owned by BP Amoco. Under the Registration Agreement, BP Amoco has the right to demand that the Company register its shares under the Securities Act. Under the Registration Agreement, BP Amoco may only sell securities under one effective demand registration per calendar year and the right may only be exercised with respect to specified minimum amounts of shares of Common Stock. The Company may postpone such a demand under certain circumstances. BP Amoco will have the right to include shares of Common Stock owned by it in any registration proposed by the Company under the Securities Act, subject to certain limitations.

    On March 29, 1999, the Company announced that Mr. Richard C. Williams, formerly Co-Chairman of the Board of Directors, would become directly involved, for an interim period, in the implementation of the Company's 1999 operating plan. In recognition of his expanded responsibilities during this period, Mr. Williams received a retainer of $20,500 per month and an option under the 1998 Long Term Incentive Plan to purchase 160,000 shares of Common Stock at a price of $5.60 per share. This option expired unexercised three months following his October 1999 resignation.

    Upon his termination in March 1999, the Company entered into an agreement with Mr. George R. Kennedy, its former Senior Vice President, Sales and Marketing, that provided for payments to Mr. Kennedy equal to his then current salary, and continued vesting under the Company's stock option plans, for up to one year following his termination of employment. Pursuant to this agreement, the Company paid to Mr. Kennedy $120,254 in 1999.

                              INDEPENDENT AUDITORS

    Deloitte & Touche LLP served as the Company's independent auditors for the two fiscal years ended December 31, 1999, and has been selected to serve as the Company's independent auditors for the fiscal year ending December 31, 2000. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions of stockholders.

    On December 31, 1998, the Company dismissed PricewaterhouseCoopers LLP ("PWC") as the Company's independent accountant. On November 20, 1998, PWC notified the Company that upon final approval of the merger between British Petroleum and Amoco Corporation, PWC would no longer be independent with respect to the Company. The Company was informed that a lack of independence will result due to the business relationship between PWC and the anticipated merged British Petroleum-Amoco Corporation organization, the Company's majority shareholder.

    PWC's report on the financial statements of the Company for the years ending December 31, 1997, 1996 and 1995 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of the

Company's financial statements for the years ending December 31, 1997, 1996 and 1995 and in subsequent interim periods through December 31, 1998, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused it to make reference to the subject matter of the disagreements in its report. In addition, there have been no reportable events for the years ending
December 31, 1997, 1996 and 1995 and subsequent periods through December 31, 1998 as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K, promulgated under the Securities Exchange Act of 1934 (a "Reportable Event").

    Effective December 31, 1998, the Company retained Deloitte & Touche LLP ("D&T") as its independent auditors. The decision to change auditors was approved by the Audit Committee of the Board of Directors of the Company. Prior to engaging D&T, the Company had never consulted D&T concerning either the application of accounting principles to a specified completed or uncompleted transaction, the type of audit opinion that might be rendered on the Company's financial statements or any matter that was either the subject of a disagreement with the Company's former accountant or a Reportable Event. Further, there was no written report or oral advice provided that D&T concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals that are intended to be presented at the Company's annual meeting of stockholders to be held in 2001 must be received by the Company no later than December 30, 2000 in order to be included in the proxy statement and related proxy materials.

    The bylaws of the Company provide for certain procedures which stockholders must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting. These procedures are applicable whether or not the proposal is intended to be included in the proxy materials for that meeting. Generally, the stockholder must notify the Secretary of the Company of the proposal not less than 60 days nor more than 90 days before the first anniversary of the prior year's annual meeting. The notice must include the name and address of the stockholder. If the notice relates to a nomination for director, it must also set forth the name, age, principal occupation and business and residence address of any nominee(s), the number of shares of Common Stock beneficially owned by the nominee(s), and such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC's proxy rules (including the written consent of each nominee). Notice of an item of business must include a brief description of the proposed business, the reasons for conducting the proposed business at the annual meeting and any material interest of such stockholder in the proposed business.

                                   FORM 10-K

    THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO VYSIS, INC., 3100 WOODCREEK DRIVE, DOWNERS GROVE, ILLINOIS 60515-5400, ATTENTION: WILLIAM E. MURRAY

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ William E. Murray

                                          William E. Murray
                                          SECRETARY

April 28, 2000

                      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                OF VYSIS, INC.
                           TO BE HELD ON MAY 31, 2000
            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned, revoking any proxy heretofore given, hereby appoints John L. Bishop and Walter R. Quanstrom who each hold the power to appoint a substitute, proxies of the undersigned, with respect to all of the shares of Common Stock of Vysis, Inc. as to which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vysis, Inc. to be held at 10:00 a.m. on Wednesday, May 31, 2000, at the DoubleTree Conference Center, Forum A, 2111 Butterfield Road, Downers Grove, Illinois 60515, and any adjournments thereof.

      In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

  PLEASE MARK IN THE BOX IN THE FOLLOWING MANNER, USING DARK INK ONLY  /X/.

  PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

  IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.

                               FOLD AND DETACH HERE

        PLEASE MARK YOUR
  /X/   VOTES AS IN THIS
        EXAMPLE.

        THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE MATTER SPECIFICALLY REFERRED TO BELOW.


(1) ELECTION OF DIRECTORS


    / / FOR          / / WITHHELD

  Nominees:

  John L. Bishop, Eileen A. Kamerick, Kenneth L. Melmon, Anthony J. Nocchiero, Walter R. Quanstrom and Frank J. Sroka.

  For, except vote withheld from the following nominee(s)

------------------------------------------------------------------------------

 Please sign as name appears hereon. If stock is registered in the name of two or more persons, each should sign. Executors, attorneys, corporate officers, administrators and trustees should add their titles.


--------------------------------------------

Signature(s)
--------------------------------------------

Date
--------------------------------------------

                                FOLD AND DETACH HERE

                                      VYSIS, INC.

Dear Stockholder:

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security number (where applicable) when voting your shares electronically. The Voter Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone or via the Internet.

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until the day prior to the meeting.

TO VOTE BY TELEPHONE:
Using a touch-tone phone call Toll-free:    1-877-PRX-VOTE (1-877-779-8683)

TO VOTE BY INTERNET:
Log on to the Internet and go to the website:  http://www.eproxyvote.com/vysi
NOTE:  IF YOU VOTE OVER THE INTERNET, YOU MAY INCUR COSTS SUCH AS
TELECOMMUNICATION AND INTERNET ACCESS CHARGES FOR WHICH YOU WILL BE
RESPONSIBLE.

                         THANK YOU FOR VOTING YOUR SHARES.
                             YOUR VOTE IS IMPORTANT!

 DO NOT RETURN THIS PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.